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                                                                    EXHIBIT 12.1

SPECIALTY MORTGAGE TRUST
STATEMENT REGARDING RECOMPUTATION OF RATIOS

                       RATIO OF EARNINGS TO FIXED CHARGES

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
                                                 YEAR ENDED          YEAR ENDED           YEAR ENDED
                                             DECEMBER 31, 1999    DECEMBER 31, 2000    DECEMBER 31, 2001
                                             -----------------    -----------------    -----------------
Fixed Charges:

     Interest Expense                            $  263,633          $  626,332           $  744,020
     Amortized Capitalized Expenses
       Related to Indebtedness                       56,398              45,235               54,117
                                                 ----------          ----------           ----------
       Total Adjusted Fixed Charges                 320,031             671,567              798,137

Earnings:

     Net Earnings                                 3,809,424           4,543,772            6,085,129
     Fixed Charges                                  320,031             671,567              798,137
                                                 ----------          ----------           ----------
       Total Adjusted Earnings                   $4,129,455          $5,215,339           $6,883,266
                                                 ==========          ==========           ==========
Ratio of Earnings to Fixed Charges                    12.90%              12.88%               11.60%
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